Exhibit 99.1

UNION BANKSHARES COMPANY [LOGO]


                                NEWS RELEASE

                                                             March 10, 2005


Union Bankshares Reports an 18% Increase in Earnings Per Share for Fourth Quarter 2004

Ellsworth, Maine- Union Bankshares is pleased to announce that net earnings for the three months ended December 31, 2004 were $1.1 million, an increase of $149,000 or 16% over the same period last year. Earnings per share for the three months ended December 31, 2004 were $0.99, an 18% increase over the $0.84 reported for the same period in 2003. For the twelve months ended December 31, 2004, total earnings amounted to $4.8 million or an increase of $551,000 or 13% and earnings per share were $4.24, an increase of $0.51 or 14% over the same period last year. Per share data has been restated for the 2-for-1 stock split, in the form of a 100% stock dividend, as was declared on February 9, 2005.

Financial Condition

The Company's total assets were $488.4 million at December 31, 2004, an increase of $24.2 million or 5% over December 31, 2003. Total loans at December 31, 2004 were $310.0 million, an increase of $23.6 million or 8% over the same period last year. Investment securities also increased by 4%, ending the year at $144.1 million, up $6.0 million over December 31, 2003.

Deposits of $305.0 million were up 2% over the prior year and total borrowings increased by $16.7 million or 14% and were used to fill the gap between loan and deposit growth. As of December 31, 2004, the Company had total equity of $41.5 million, an increase of 2% over December 31, 2003.

Results of Operations

Net income for the twelve months ended December 31, 2004 was $4.8 million, an increase of $551,000 or 13% over net income for the comparable period of 2003. Return on average equity ("ROE") and return on average assets ("ROA") for the year were 11.63% and 1.03%, respectively. ROE and ROA were 10.75% and 1.06%, respectively, for the same period in 2003.

Net income for the three months ended December 31, 2004 increased $149,000 or 16% over net income for the comparable period of 2003. Return on average equity and return on average assets were 10.52% and .91%, respectively, for the fourth quarter of 2004 compared to an ROE and ROA of 9.57% and .86%, respectively, for the same period in 2003.

During the year, the Company continued to experience downward pressure on the net interest margin as yields on earning assets continued to decline faster than the cost of funding, resulting in a net interest margin of 3.77% compared to 3.95% for the same period in 2003. In spite of this decline, net interest income increased $1.8 million or 13% compared to 2003. This increase was largely driven by strong asset growth during the year as average earning assets for the twelve months of 2004 increased by $64.7 million compared to the same period in 2003.

Non-interest income, excluding net securities gains, ended the year at $5.5 million, declining by $92,000 during 2004. Blyberg noted that this decrease was not unexpected and was primarily due to a dramatic slowdown in mortgage origination activity which the market has experienced as rising rates have dramatically slowed refinancing activity. Offsetting the drop in mortgage origination income were increases in deposit account fees and financial services income.

Non-interest expense for 2004 was $14.6 million, an increase of $750,000 or 5% over the prior year. This increase was primarily due to an increase in personnel costs to support growth, offset in part by savings in some of the Company's other operating areas.


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Forward Looking Statements
--------------------------

This release contains "forward-looking statements" which may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated" and "potential." Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to:

      General and local economic conditions;
      Changes in interest rates, deposit flows, demand for mortgages and other loans, real estate values, and competition;
      Changes in accounting principles, policies, or guidelines;
      Changes in legislation or regulation; and Other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services.

Any or all of our forward-looking statements in this report and in any other public statements we make may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Consequently, no forward-looking statement can be guaranteed.

***************************************************************************

Established in 1887, Union Trust Company is a full-service, independent, community bank that is locally owned and operated. From thirteen offices Union Trust provides a variety of banking, brokerage, insurance, retirement, employee benefit, investment, personal trust and financial planning services to individuals, businesses, municipalities, and non-profit organizations along the coast of Maine from Waldoboro to Jonesport. Union Trust takes pride in delivering personalized, responsive service and developing quality, innovative products for its customers. Employing over 150 people, Union Trust has a documented record of consistent earnings growth. Union Trust can be found on the Internet at www.uniontrust.com.

Contact:

      Union Bankshares Company
      Peter A. Blyberg, (207) 667-2504 x240
      President & Chief Executive Officer
      pblyberg@uniontrust.com
      -----------------------
      or
      Timothy R. Maynard, (207) 667-2504 x344
      Senior Vice President & Chief Financial Officer
      tmaynard@uniontrust.com
      -----------------------


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                          Union Bankshares Company
                        Summary Financial Information
                (dollars in thousands except per share data)

Consolidated Balance Sheets (unaudited)


For the period ended December 31,                         2004        2003
                                                        --------    --------

Assets
Cash and due from banks                                 $ 10,112    $ 14,702
Investment securities                                    144,139     138,155
Loans                                                    309,951     286,333
Less: allowance for loan losses                            4,504       4,339
Net loans                                                305,447     281,994
Premises, furniture and equipment, net                     5,672       5,819
Other assets                                              22,985      23,524
----------------------------------------------------------------------------
Total assets                                            $488,355    $464,194
============================================================================

Liabilities
Deposits                                                $304,982    $298,454
Advances from Federal Home Loan Bank                     120,160     105,027
Other borrowed funds                                      14,254      12,702
Other liabilities                                          7,440       7,259
----------------------------------------------------------------------------
Total liabilities                                        446,836     423,442
----------------------------------------------------------------------------

Shareholders' Equity
Capital                                                   41,062      39,210
Net unrealized gain on available for sale securities         457       1,542
----------------------------------------------------------------------------
Total shareholders' equity                                41,519      40,752
----------------------------------------------------------------------------
Total liabilities and shareholders' equity              $488,355    $464,194
============================================================================


Consolidated Statements of Income (unaudited)


                                     For 3 Months Ended Dec 31,    For 12 Months Ended Dec 31,
                                         2004           2003           2004            2003
                                       -------        -------        --------        -------

Interest and dividend income           $ 5,734        $ 5,338        $ 22,091        $20,097
Interest expense                         1,722          1,534           6,159          5,966
--------------------------------------------------------------------------------------------
Net interest income                      4,012          3,804          15,932         14,131

Provision for loan losses                   25            105             222            420
--------------------------------------------------------------------------------------------
Net interest income after provision      3,987          3,699          15,710         13,711

Net securities gains                         -            410             237            558
Noninterest income                       1,329            840           5,517          5,609
Noninterest expense                      3,786          3,673          14,590         13,840
--------------------------------------------------------------------------------------------
Income before income taxes               1,530          1,276           6,874          6,038

Income taxes                               423            318           2,045          1,760
--------------------------------------------------------------------------------------------

Net income                             $ 1,107        $   958        $  4,829        $ 4,278
============================================================================================

Return on average equity                 10.52%          9.57%          11.63%         10.75%
Return on average assets                  0.91%          0.86%           1.03%          1.06%
Efficiency ratio                                                        65.95%         66.62%
Book value per share, period end                                     $  36.83        $ 34.23
Earnings per share                     $  0.99        $  0.84        $   4.24        $  3.73
Dividends per share                    $ 0.325        $ 0.300        $  1.275        $ 1.175

Per share data has been restated for the 2-for-1 stock split, in the form of a 100% stock dividend, as was declared on February 9, 2005.


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